Exhibit 10.4

Tectonic Therapeutic, Inc.

Amended and Restated Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) of Tectonic Therapeutic, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) for his or her Board service. This Policy, effective May 19, 2025 (the “Effective Date”), supersedes and replaces that certain Non-Employee Director Compensation Policy approved on August 21, 2024.

A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Annual Cash Compensation

The annual cash retainers set forth below will be payable in arrears in four equal quarterly installments within sixty days after the end of each calendar quarter in which the service occurred, provided that the amount of such payment will be prorated for any portion of such quarter that the Non-Employee Director is not serving on our Board.

1. Annual Board Service Retainer:

a. All Eligible Directors: $40,000

b. Retainer for non-executive chairperson of the Board: $70,000 (in lieu of amount listed above)

2. Annual Committee Member Service Retainer (in addition to Annual Board Service Retainer):

a. Member of the Audit Committee: $7,500

b. Member of the Compensation Committee: $6,000

c. Member of the Nominating and Corporate Governance Committee: $5,000

3. Annual Committee Chair Service Retainer (inclusive of the Annual Committee Member Service Retainer):

a. Chairperson of the Audit Committee: $15,000

b. Chairperson of the Compensation Committee: $12,000

c. Chairperson of the Nominating and Corporate Governance Committee: $10,000

Equity Compensation

Equity awards will be granted under the Company’s 2024 Equity Incentive Plan or any successor equity incentive plan (the “Plan”). All stock options granted under the Policy will be nonstatutory stock options, with a term of ten years from the date of grant, subject to earlier termination upon a termination of the Continuous Service (as defined in the Plan) of the Non-Employee Director and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying shares of common stock of the Company on the date of grant. Vesting schedules for equity awards will be subject to the Non-Employee Director’s Continuous Service on each applicable vesting date.

Upon the termination of the membership of the Non-Employee Director on the Board for any reason, his or her options granted under this Policy shall remain exercisable for three months following his or her date of termination (or such longer period as the Board may determine in its discretion on or after the date of grant of such options).

(a) Automatic Equity Grants.

(i) Initial Grant for New Directors Appointed to the Company Board. Each Non-Employee Director who is elected or appointed to the Board of the Company on or after the Effective Date will be granted a one-time equity award of options to purchase 20,400 shares of common stock with a cash value not to exceed $800,000 (the “Initial Grant”). One-third of the shares subject to the Initial Grant will vest on the first anniversary of the date of grant, with the remainder vesting in equal monthly installments thereafter until the third anniversary of the date of grant, subject to the Non-Employee Director’s Continuous Service through each applicable vesting date.

(ii) Annual Grant. Without any further action of the Board, on the business day following each annual meeting of stockholders of the Company (the “Annual Meeting”), each person who is then a Non-Employee Director will automatically be granted an option to purchase 10,200 shares of common stock with a cash value not to exceed $400,000 (the “Annual Grant”). Each Annual Grant shall cliff vest upon the earlier of (x) the first anniversary of the date of grant and (y) the Annual Meeting that immediately follows the date of grant, (i) subject to the Non-Employee Director’s Continuous Service through the applicable vesting date and (ii) provided that no Annual Grant will be granted to a Non-Employee Director in the same calendar year that such person received his or her Initial Grant.

(b) Change in Control. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change in Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity grants that were granted pursuant to the Policy will become fully vested immediately prior to the closing of such Change in Control.

(c) Remaining Terms. The remaining terms and conditions of each stock option, including transferability, will be as set forth in the Company’s standard Option Agreement, in the form adopted from time to time by the Board. The remaining terms and conditions of each restricted stock unit award, including transferability, will be as set forth in the Company’s standard Restricted Stock Unit Award Agreement, in the form adopted from time to time by the Board.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director shall in no event exceed the limits set forth in Section 3(d) of the Plan.

Expenses

The Company will reimburse each Non-Employee Director for reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; providedthat such Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Approved: May 19, 2025

Effective: May 19, 2025